10-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 1Q RESULTS;
REAFFIRMS 2010 GUIDANCE

•	First Quarter 2010 Reported EPS of $.43; Adjusted EPS of $.44
•	2010 Guidance: GAAP EPS of $1.92 to $2.12; Adjusted EPS of $1.75 to $1.95

HOUSTON, May 7, 2010 – Southern Union Company (NYSE: SUG) today reported first quarter net earnings available for common stockholders of $54.3 million ($.43 per share), compared with $44.1 million ($.36 per share) in the prior year.  Adjusted net earnings for the same period were $55.2 million ($.44 per share), compared with $69.7 million ($.56 per share) in the prior year.  The following table provides a reconciliation of net earnings to adjusted net earnings:

Select Non-GAAP Financial Information	Three months ended March 31,
($000s, except per share amounts)	2010	2009
Net earnings available for common stockholders	$54,289	$44,086
After-tax adjustments:
MTM loss on open economic hedges	$3,562	$9,723
MTM (loss) gain recorded in prior accounting period	$(6,884)	$9,173
Environmental insurance settlements	$-	$(3,402)
Provision for hurricane related repair and abandonment costs	$-	$10,092
Change in tax treatment for Medicare Part D subsidies	$4,216	$-
Adjusted net earnings available for common stockholders	$55,183	$69,672
Reported net earnings per share available for common stockholders	$0.43	$0.36
Adjusted net earnings per share available for common stockholders	$0.44	$0.56

George L. Lindemann, chairman and CEO, said, “We are pleased to reaffirm our 2010 adjusted earnings guidance at this time.  We are also happy to announce that we have completed construction on the Trunkline LNG Infrastructure Enhancement Project this past March.  Even though the project was delayed, we are confident that it will create long-term value for our shareholders by further enhancing the stability of Southern Union’s earnings and cash flows.”

1Q 2010 Segment Results

•
Southern Union’s transportation and storage segment posted EBIT of $102.4 million, compared with adjusted EBIT of $109.3 million in the prior year.   The decrease was primarily attributable to market conditions for parking transactions and management's decision to limit such activity at Panhandle Energy, which includes Panhandle Eastern Pipe Line Company, LP and its subsidiaries, during the first quarter of 2010.

•
The gathering and processing segment reported adjusted EBIT of $1.3 million, compared with adjusted EBIT of $18.7 million in the prior year primarily due to lower realized natural gas and natural gas liquids prices and the impact of reduced throughput volumes as a result of producer well freeze-offs due to unusually cold weather in early 2010.  Total processed volumes were 405,953 MMBtu/d in the 2010 period compared with 420,904 MMBtu/d in 2009.  Notwithstanding the volume shortfall in the first quarter, the company expects total processed volumes to increase year over year.

•
The company’s distribution segment posted EBIT of $28.8 million compared to adjusted EBIT of $28.1 million in the prior year.  Higher operating revenue in the quarter, primarily due to colder weather at the company’s Missouri Gas Energy division, was partially offset by higher depreciation and higher taxes on other than income.

•	Interest expense was $50.9 million in the quarter compared with $48.4 million in the prior year. Interest expense increased primarily due to higher debt balances.
•
Income taxes were $30.8 million in the current quarter compared with $19.6 million in the prior year.  The company’s effective income tax rate increased to 35% from 30% due to the change in tax treatment of Medicare Part D subsidies.  The effective income tax rate is expected to be 30% for the remainder of 2010 and average approximately 32% for the 2010 fiscal year.

2010 Earnings Guidance

Southern Union reaffirms its expected 2010 net earnings of $1.92 to $2.12 per share (GAAP basis) and adjusted net earnings of $1.75 to $1.95 per share.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its first quarter 2010 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 866-800-8652 (international callers dial 617-614-2705) and enter the passcode 85404986.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 38812278.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

Non-GAAP Financial Measures

The company uses adjusted net earnings (per share) and earnings before interest and taxes (“EBIT”), or adjusted EBIT, as appropriate, as its primary measures of evaluating financial performance.  The company also believes these measures present its financial performance in a manner that is more consistent with the presentation used by the investment community in its evaluation of the company’s financial performance.  Adjusted net earnings (per share), EBIT and adjusted EBIT are non-GAAP measures and should be used in conjunction with net earnings and other financial measures such as operating income or net cash flows provided by operating activities.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements and projections.  The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Important factors that could cause actual results to differ materially from the projections, anticipated results or other expectations herein are enumerated in Southern Union’s Securities and Exchange Commission filings.  While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth financial information for the company for the three months ended March 31, 2010 and 2009.

	Three Months Ended
	March 31,
	(Unaudited)
	2010	2009
	(In thousands of dollars, except per share amounts)

Operating revenues	$758,994	$683,863

Operating expenses:
Cost of gas and other energy	439,009	380,062
Operating, maintenance and general	113,885	128,677
Depreciation and amortization	55,194	52,470
Revenue-related taxes	17,042	17,206
Taxes, other than on income and revenues	14,586	13,741
Total operating expenses	639,716	592,156

Operating income	119,278	91,707

Other income (expenses):
Interest expense	(50,876)	(48,370)
Earnings from unconsolidated investments	18,578	16,573
Other, net	289	5,962
Total other income (expenses), net	(32,009)	(25,835)

Earnings before income taxes	87,269	65,872

Federal and state income tax expense	30,809	19,615

Net earnings	56,460	46,257

Preferred stock dividends	(2,171)	(2,171)

Net earnings available for common stockholders	$54,289	$44,086

Net earnings available for common stockholders per share:
Basic	$0.44	$0.36
Diluted	$0.43	$0.36

Dividends declared on common stock per share	$0.15	$0.15

Weighted average shares outstanding:
Basic	124,416	124,045
Diluted	125,160	124,075

Select Financial Information Continued

The following table sets forth certain selected financial information for the company for the periods presented.

	March 31,	December 31,
	2010	2009
	(In thousands of dollars)
Total assets	$7,968,283	$8,075,074

Long Term Debt	$3,422,331	$3,421,236
Short term debt and notes payable	165,253	220,500
Preferred stock	115,000	115,000
Common equity	2,411,873	2,354,946
Total capitalization	$6,114,457	$6,111,682

	Three Months Ended March 31,
	2010	2009
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$167,210	$236,730
Changes in working capital	31,794	121,341
Net cash flow provided by operating activities
before changes in working capital	135,416	115,389
Net cash flow used in investing activities	(85,639)	(118,565)
Net cash flow provided by financing activities	(88,491)	(116,954)
Change in cash and cash equivalents	$(6,920)	$1,211

Select Non-GAAP Financial Information

The following table sets forth certain selected financial information for the company’s segments for the periods presented.

	Three Months Ended March 31,
Segment Data	2010	2009
	(In thousands of dollars)
Revenues from external customers:
Transportation and Storage	$186,675	$192,295
Gathering and Processing	260,860	168,305
Distribution	308,261	322,024
Total segment operating revenues	755,796	682,624
Corporate and other	3,198	1,239
Total consolidated revenues from external customers	$758,994	$683,863

Depreciation and amortization:
Transportation and Storage	$29,177	$27,863
Gathering and Processing	17,320	16,413
Distribution	7,956	7,671
Total segment depreciation and amortization	54,453	51,947
Corporate and other	741	523
Total depreciation and amortization expense	$55,194	$52,470

EBIT:
Transportation and Storage segment	$102,425	$93,222
Gathering and Processing segment	6,555	(11,433)
Distribution segment	28,845	31,638
Corporate and other	320	815
Total EBIT	138,145	114,242
Interest expense	50,876	48,370
Earnings before income taxes	87,269	65,872
Federal and state income tax expense	30,809	19,615
Net earnings	56,460	46,257
Preferred stock dividends	2,171	2,171
Net earnings available for common stockholders	$54,289	$44,086

The company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the company’s consolidated subsidiaries and unconsolidated investments.  The company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.

Select Non-GAAP Financial Information

The following tables set forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company and select business segments for the three months ended March 31, 2010 and 2009.

	Three Months Ended March 31,
	2010	2009
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$138,145	$114,242
Adjustments:
Mark-to-market loss on open economic hedges	5,675	15,518
Mark-to-market (loss) gain recognized in prior periods	(10,967)	14,639
Provision for hurricane repair and abandonment costs	-	16,106
Environmental insurance settlements	-	(5,429)
Adjusted EBIT	$132,853	$155,076

Transportation & storage segment:
Reported EBIT	$102,425	$93,222
Adjustments:
Provision for hurricane repair and abandonment costs	-	16,106
Adjusted EBIT	$102,425	$109,328

Gathering & processing segment:
Reported EBIT	$6,555	$(11,433)
Adjustments:
Mark-to-market loss on open economic hedges	5,675	15,518
Mark-to-market (loss) gain recognized in prior periods	(10,967)	14,639
Adjusted EBIT	$1,263	$18,724

Distribution segment:
Reported EBIT	$28,845	$31,638
Adjustments:
Environmental insurance settlements	-	(3,500)
Adjusted EBIT	$28,845	$28,138

Corporate & other segment:
Reported EBIT	$320	$815
Adjustments:
Environmental insurance settlements	-	(1,929)
Adjusted EBIT	$320	$(1,114)

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